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                                                                     EXHIBIT 3.2

              CERTIFICATE OF AMENDMENT TO CERTIFICATE OF FORMATION

                                       OF

                          LIBERTY/FOX U.S. SPORTS LLC


     It is hereby certified that:

     1. The name of the limited liability company (hereinafter called the "limited liability company") is Liberty/Fox U.S. Sports LLC.

     2. The certificate of formation of the limited liability company is hereby amended by striking out Article 1 thereof and by substituting in lieu of said Article the following new Article 1:

         "1. Name: The name of the limited liability company is Fox/Liberty Networks, LLC."

Executed on November 26, 1996.

                                /s/ Jay Itzkowitz
                                ---------------------------------------------
                                Jay Itzkowitz, Authorized Person